Exhibit 99.3
PHI, Inc. Announces Pricing of $200 Million of 7 1/8% of Senior Notes Due 2013
LAFAYETTE, La.—(BUSINESS WIRE)— April 7, 2006—PHI, Inc. (“PHI”) (Nasdaq:PHII) (Nasdaq:PHIIK) announced today that it has priced $200 million of senior notes due 2013, (an increase from the $150 million initially announced) which will carry an annual interest rate of 7.125%. The offering of the notes, which is subject to market and other conditions, was made within the United States only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended, and outside the United States to non-U.S. investors under Regulation S of the Securities Act. The offering is expected to close on April 12, 2006, subject to the satisfaction of customary closing conditions.
PHI intends to use substantially all of the net proceeds of this private placement, together with the net proceeds from its concurrent public offering of 4,287,920 shares of its non-voting common stock, to fund its pending tender offer and consent solicitation for its existing 9 3/8% senior notes due 2009 and to expand its aircraft fleet. Although the tender offer is expected to close on April 24, 2006, there can be no assurance that the tender offer will be subscribed for in any amount, in which case the net proceeds from the offerings would be used for general corporate purposes, which may include the redemption of debt and the purchase of aircraft. The completion of this private placement is not conditioned on the completion of the concurrent equity offering or vice versa.
The notes have not been registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This announcement shall not constitute an offer to sell or a solicitation of an offer to buy.
Certain matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, the stability of the capital markets, and other factors and uncertainties inherent in providing helicopter transportation and related services discussed in PHI’s filings with the Securities and Exchange Commission. PHI disclaims any obligation to update publicly its forward looking statements, whether as a result of new information, future events or otherwise.
CONTACTS
PHI, Inc., Lafayette
Michael J. McCann, 337-235-2452